Exhibit 10.7(b)
REVOLVING LOAN AGREEMENT - AMENDMENT

This Amendment (the "Amendment") to the Revolving Loan Agreement dated the 23rd of July, 2014, (the "Agreement") is made and entered into as of the 23rd day of July, 2015, by and between Nutritional High (Colorado), Inc., a Colorado corporation (the "Lender"), and Palo Verde, LLC, a Colorado limited liability company (the "Borrower").  All capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.
WHEREAS, the parties hereto wish to amend the Agreement in the manner set forth below;
            NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.	Section 1.03 of the Agreement shall provide that interest will accrue until September 30, 2016, and shall be payable monthly thereafter. The interest which accrued until September 30, 2016, shall be payable in three monthly installments on September 30, 2016, October 31, 2016, and November 30, 2016.
2.	Pursuant to section 1.07 of the Agreement, the maturity date described in Article 1 of the Agreement, is hereby amended to September 30, 2016, and the 1% renewal fee shall be added to the principal amount owing to the Lender pursuant to the Revolving Loan Agreement.
3.	The following shall be added as Article 5.g. of the Agreement:
"Limited-Recourse.   Notwithstanding anything contained in this Note to the contrary, the sole and exclusive remedies of the Lender for any breach or default under this Note shall be to cause the sale of the assets of Borrower by judicial foreclosure or other legal means or to attach, levy or otherwise collect other rents, interest payments and other cash distributions of Borrower, and members of Borrower shall not be subject to any suit or action or have any personal liability under this Note, and no property or assets of the members of Borrower shall be subject to attachment, levy or other process on account of any breach or default by Borrower under this Note."
4.	The Parties, by executing below, hereby consent and agree to amend the Original Agreement as provided for herein and to be bound by the additional terms and conditions set forth herein.
5.	Except as specifically modified by this Amendment, the Agreement is hereby reaffirmed in its entirety by the Parties and shall continue in full force and effect.
6.	This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

7.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Originally executed counterparts delivered via facsimile or other electronic means (e.g., .pdf) shall have the same force and effect as originals.
IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day first written above.

Nutritional High (Colorado), Inc.
           /"signed"/
By:            David Posner
Title:       Chief Executive Officer
Palo Verde, LLC
           /"signed"/
By:            David Stafford Johnson
Title: Manager of CBIZ, LLC, which is the sole member and manager of Palo Verde, LLC